Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

THIS TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into by and between Drew Davies (“Executive”) and Extreme Networks, Inc. (the “Company”).  This Agreement will become effective on the date it is signed by Executive (the “Effective Date”).  This Agreement was originally presented to Executive on September 18, 2018 (the “Agreement Date”).

FACTUAL RECITALS

This Agreement is entered into with respect to the following facts:

A.	Executive was employed by the Company as its Chief Financial Officer and Executive Vice President from June 1, 2016 through the Separation Date (as defined below);
B.	Executive’s status as an officer of the Company ended on September 13, 2018 (the “Officer End Date”);
C.	The Company has offered to Executive certain separation benefits provided that Executive agrees to the terms of this Agreement and the release herein, and the Agreement becomes effective;
D.

The payments and benefits being made available to Executive pursuant to this Agreement shall satisfy all outstanding obligations under that certain offer letter agreement by between Executive and the Company dated as of May 13, 2016 (the “Offer Letter”), and the Offer Letter shall be superseded in its entirety by this Agreement; and

E.	Executive has elected to accept such separation benefits, and to terminate employment with the Company under the terms and conditions set forth below.

Accordingly, Executive and the Company now agree as set forth below.

AGREEMENT

1.Separation from Employment.  Executive acknowledges and agrees that his status as an officer of the Company ended effective as of the close of business on the Officer End Date, and shall thereafter be employed as an at-will employee of the Company assisting the Company in such tasks as reasonably requested by the Company.  Executive acknowledges and agrees that his status as an employee of the Company will end effective as of the close of business on or about September 30, 2018, unless terminated earlier by the Company with or without Cause (as defined in the Executive Change in Control Severance Plan (the “Plan”) to which Executive is a participant) (September 30, 2018 or such earlier date, the “Separation Date”).  Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2.	Continued Employment Services.
(i)

Transition Period.  During the period of time (the “Transition Period”) commencing on the Officer End Date and ending on the Separation Date, Executive shall continue to be employed by the Company on a full time basis and provide such services as deemed necessary by the Company in Executive’s areas of expertise and work experience and responsibility.

(ii)

Salary and Benefits Continuation.  During the Transition Period, Executive will continue to receive his base salary as in effect on the Agreement Date, in accordance with the Company’s normal payroll procedure and be eligible for all employee benefit plans generally available to employees of the Company; provided, however, that, commencing on the Agreement Date, Executive shall not be eligible for (a) any annual performance bonus for fiscal year 2019, (b) participation in the Plan or (c) any equity under the Company’s equity plan.  For the avoidance of doubt, upon the Officer End Date, Executive shall no longer be eligible to participate or receive any benefits under the Plan.  All payments made to Executive during the Transition Period will be subject to standard payroll deductions and withholdings.

(iii)

Equity Awards.  During the Transition Period, Executive’s outstanding equity awards, including any options to purchase shares of Company common stock, Company restricted stock units and Company restricted stock, (collectively, “Equity Awards”) shall continue to vest and, if applicable, become exercisable and the restrictions thereupon lapse in accordance with their original vesting schedules.  Vesting of Executive’s Equity Awards shall cease effective as of the Separation Date and any unvested shares underlying the Equity Awards as of such date shall automatically terminate.  Executive’s rights with respect to the exercise of vested options shall continue to be governed by and subject to the terms and conditions of the related stock option agreement or any other applicable equity plans/agreements under which they were granted.

(iv)

Section 16 Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report any matching transactions in Company common stock for six (6) months following the Officer End Date.  Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions involving the common stock of the Company until the end of such six (6) month period.

(v)

Protection of Information.  Executive agrees that, during the Transition Period and the Consulting Period (as defined below) and thereafter, Executive will not, except for the purposes of performing the Transition Duties, seek to obtain any confidential or proprietary information or materials of the Company.

3.Consulting Services.  Without admission of any liability, fact or claim, if Executive has not committed any act that could constitute Cause prior to the Separation Date, subject to Executive’s execution of this Agreement and, on or within thirty (30) days following the Separation Date, the General Release of Claims attached hereto as Exhibit A (the “Release”) becoming effective and irrevocable, as well as Executive’s performance of his continuing obligations pursuant to the terms of this Agreement and the terms of the Employee Innovations and Proprietary Rights Assignment Agreement dated May 15, 2016 (the “Confidentiality Agreement”) and any other proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive, then the Company and Executive hereby agree to the following:

(i)

During the period (the “Consulting Period”) commencing on the Separation Date and ending on the date reasonably determined by the Company following the date a new full-time Chief Financial Officer of the Company commences employment, unless terminated earlier by the Company with or without Cause, Executive shall be available to provide services to the Company, on a non-exclusive basis, as a consultant and shall provide transition services (the “Consulting Services”) on an as-needed basis in Executive’s areas of expertise and work experience and responsibility.  The Consulting Services shall be scheduled by Executive and the Company at mutually agreeable times.  During the Consulting Period, Executive reaffirms his commitment to remain in compliance with the Confidentiality Agreement, including, without limitation, the non-solicitation and other restrictive covenants set forth therein, it being understood that the term “employment” as used in the Confidentiality Agreement shall include the Consulting Services during the Consulting Period.  In addition, during the Consulting Period, Executive shall continue to be covered by that certain Indemnification agreement by and between the Company and Executive (the “Indemnification Agreement) for the Consulting Services, which shall include certain director and officer roles of the Company’s foreign subsidiaries.  Nothing in this Agreement shall in any way limit or terminate the Company’s continuing obligation to indemnify Executive under his Indemnification Agreement with the Company during the Consulting Period.  During the Consulting Period, the Company shall maintain directors’ and officers’ liability insurance coverage for the continuing protection of Executive, of such types and in such amounts as shall be appropriate for the size of the Company and its business risks, as determined by the Company in its sole discretion.  Following the end of the Consulting Period, Executive shall have deemed to resign from all director and officer roles held by any subsidiary of the Company.

(ii)

For the duration of the Consulting Period and in exchange for the Consulting Services, the Company shall pay to Executive consulting fees as an independent contractor in the amount of $3,000 per month (the “Consulting Fees”), pro-rated for any partial month during the Consulting Period.  The Consulting Fees will be paid to Employee in accordance with the Company’s standard payment procedures for consultants and independent contractors.

(iii)	As an independent contractor, Executive understands and agrees that, while performing any services for the Company during the Consulting Period, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual.  To the extent that Executive was deemed eligible to participate, as an employee, in any Company benefit plan, he hereby waives his participation.

(iv)

Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor.  During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company.  Personal income and self-employment taxes for payments made during the Consulting Period shall be the sole responsibility of Executive.  Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments with respect to such payments.

(v)

Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided solely in connection with this Agreement.  Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.

4.General Release of Claims.  As consideration of and in exchange for the payments and benefits described in Sections 2 and 3 herein, Executive and his successors release the Company, its parents and subsidiaries, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, accountants, attorneys, tax advisors, insurers, legal successors and assigns, of and from any and all action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, whether now known or unknown, fixed or contingent, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to any claim arising out of his employment with and/or separation from the Company, including, but not limited to, any claims for breach of express or implied contract; wrongful termination; constructive discharge; discrimination; harassment; retaliation; fraud; defamation; infliction of emotional distress; any and all claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act, The Family Medical Leave Act, the Rehabilitation Act of 1973, The Worker Adjustment and Retraining Notification Act, the Immigration and Nationality Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California

Family and Medical Leave law, or the California Labor Code, all as amended; and any claim or damage arising out of Executive’s employment with and/or separation from the Company under any common law theory, or any federal, state or local law, statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents Executive from filing, cooperating with, or participating in any proceeding before the EEOC or a State Fair Employment Practices Agency except that Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement.  This release of claims shall not affect Executive’s (i) existing indemnity rights from the Company (whether pursuant to contract or statute, including, but not limited to, his indemnity rights pursuant to the Indemnification Agreement and California Labor Code section 2802), which rights shall remain in full force and effect, (ii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (iii) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company; and (iv) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA.  In addition, the above release of claims is not intended to apply to or impact any continuing obligations the Company may have related to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan.

Executive, on behalf of himself and his successors, agrees not to sue or file any claims seeking monetary recovery from any of the released parties based upon any claim released by this Agreement.

5.Civil Code Section 1542 Waiver.  Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirm that he is releasing all known and unknown claims that he has or may have against the released parties listed in Section 4 above.

6.Agreement Not To Assist With Other Claims; Executive Representations.

(i)

Executive agrees that he shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its officers or employees.  Subject to Sections 4 and 9, Executive further agrees that he shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees.  This Section shall not apply to the Executive’s participation in any legal or administrative proceeding pursuant to a duly-issued subpoena or other compulsory legal process.

(ii)

Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

7.Prior Agreement and Return of Company Property.  Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any Confidentiality Agreement, a copy of each having been provided to Executive at his request. To the extent that he has not already done so, by the Separation Date, Executive will promptly return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any PDAs, files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, and financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of his employment with the Company.

8.References. Executive understands and agrees that, provided that Executive directs all requests for employment references to the Company’s Chief People Officer, Dean Chabrier, or her successor, the Company will respond to reference requests for Executive by providing his date of hire on or about June 1, 2016, his last date of employment of the Separation Date, his last position with the Company of Chief Financial Officer and Executive Vice President, and his last rate of pay with the Company of $400,000 per year plus potential bonus.  The Company will provide no further information.

9.Confidentiality.  The covenants of confidentiality set forth in this Agreement and the Release are material terms hereof, and for the breach thereof, the Company will be entitled to pursue damages and seek injunctive relief.  Executive acknowledges that during his employment with the Company he received and/or obtained Confidential Information and Third Party Information as those terms are defined below.  Executive represents that at all times during the term of his employment he held in strictest confidence, and did not use, except for the benefit of the Company any Confidential Information of the Company.  Executive agrees that he will continue to keep confidential and not to use for the benefit of any person or entity all non-public information about the Company or third parties that he acquired during the course of his employment with the Company, including without limitation any Confidential Information or Third Party Information.  Executive acknowledges that “Confidential Information” means any Company personnel information, employee information, proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, pricing, markets, software, processes, marketing, finances or other business information obtained by Executive and/or disclosed to Executive by the Company either directly or indirectly in writing or orally.  Executive further acknowledges that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

Executive acknowledges that the Company has received from third parties their confidential or proprietary information subject to a duty on the part of the Company to maintain the confidentiality of such information (“Third Party Information”).  Executive represents that he has held all such confidential or proprietary information in the strictest confidence and agrees not to disclose any Third Party Information to any person, firm or corporation or to use it.

Nothing in this Agreement is intended to waive or release Executive from any and all obligations to the Company under any Confidentiality Agreement, or any obligation created by statutory or common law to protect any intellectual property or proprietary information of the Company and/or its employees.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement and/or the Release shall prohibit Executive (or Executive’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Act Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to my attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency.  Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, nothing in this Agreement and/or the Release is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.  If Executive is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.

10.Non-Disparagement.  Executive agrees that he will not make any disparaging statements about the Company, or any of its services, products, officers, directors, employees, customers, or channel partners except to the extent that such statements are made truthfully in response to a duly issued subpoena or other compulsory legal process.  The Company agrees that it will direct its officers and directors not to make any disparaging statements about the Executive, or any of his work product, except to the extent that such statements are made truthfully in response to a duly issued subpoena or other compulsory legal process.  The covenants of non-disparagement set forth in this Agreement are material terms hereof, and for the breach thereof, any aggrieved party will be entitled to pursue damages and seek injunctive relief.

11.Non-Solicitation.  Executive recognizes the highly competitive nature of the Company’s business and that Company employees are exposed to Company trade secrets, which may include Confidential Information regarding its employees; therefore, Executive agrees that for a period of one year following the Separation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.

12.Section 409A Compliance.  The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code (“Section 409A”).  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement.  In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

13.Transition; Cooperation.  Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.  After the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

14.No Admission.  This Agreement shall never be considered at any time or for any purpose as an admission of liability by any party hereto, or that any party or person referred to herein in this Agreement acted wrongfully with respect to any other party or person.

15.Governing Law.  This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

16.Severability.  If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

17.Dispute Resolution.  In the event of any disputes or claims between the parties, including, but not limited to, any claims that are based upon or arise out of this Agreement or any alleged breach of this Agreement, the parties agree that all such disputes or claims shall be resolved by binding arbitration before a single arbitrator of the American Arbitration Association (“AAA”) in Santa Clara County, California pursuant to the AAA’s then-current arbitration rules for the resolution of employment disputes, which can be reviewed at www.adr.org.  Executive acknowledges that he waives his rights to have any disputes under this Agreement, or any dispute otherwise related to his employment or the termination thereof, resolved before a court or jury.

18.Entire Agreement and Modification.  This Agreement, along with the Release and any other agreements described herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral, including the Offer Letter, which agreements are hereby terminated and of no further legal force or effect. However, nothing in this Agreement or the Release shall waive or release any obligations under the Confidentiality Agreement and the Indemnification Agreement, which agreements shall remain in full force and effect. This Agreement and the Release may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

19.Execution in Counterparts.  This Agreement may be executed in one or more counterparts, any one of which shall be deemed to be the original even if the others are not produced.  Furthermore, facsimile or electronic format signatures shall be enforceable as originals.

20.Accepting the Agreement.  To accept the Agreement, Executive must date, sign and return this Agreement to the attention of Katy Motiey at the Company no later than September 30, 2018.

If Executive does not sign and return the Agreement by September 30, 2018, the Agreement will expire.

EXECUTIVE ACKNOWLEDGES THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN SECTIONS 4, 5 AND 6 HEREIN) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE PAYMENTS AND BENEFITS DESCRIBED IN SECTIONS 2 AND 3 HEREIN, WHICH INCLUDES CONSIDERATION HE WOULD OTHERWISE NOT BE ENTITLED TO RECEIVE.

AGREED:

Date:September 30, 2018	/s/Drew Davies Drew Davies
Date:September 27, 2018	EXTREME NETWORKS, INC. By:/s/Katy Motiey Name:Katy Motiey Title:Chief Administrative Officer

10